Exhibit 99.1

Renewable Energy Group Reports Third Quarter 2017 Financial Results
Q3 2017 Highlights

•	152 million gallons sold, down 7% y/y

•	120 million gallons produced, up 5% y/y

•	Net loss of $11.4 million or $0.29 per share

•	Adjusted EBITDA of negative $1.5 million

•	As of September 30, 2017:

◦	Cash and cash equivalents of $112.2 million

◦	Net working capital of $163.5 million

◦	Long-term debt of $219.1 million

Ames, IA, November 7, 2017 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the third quarter ended September 30, 2017.
Revenues for the quarter were $627.0 million on 151.5 million gallons of fuel sold. Revenues in the third quarter were essentially flat with the prior year period despite the lapse of the federal Biodiesel Mixture Excise Tax Credit (BTC). The absence of the BTC and a 7.1% decrease in gallons sold were offset by revenues from higher sales of separated RINs and a 2.2% increase in average selling price per gallon. Net loss attributable to common stockholders was $11.4 million, compared to net income of $22.9 million in the third quarter of 2016. Adjusted EBITDA for the quarter was negative $1.5 million compared to Adjusted EBITDA in the third quarter of 2016 of $31.6 million.  The prior year Net income and Adjusted EBITDA includes net benefits from the BTC, which was in effect at that time.
"Our third quarter performance met our guidance in spite of a $25 million risk management loss," said REG Interim President and CEO Randy Howard. "In addition, subsidized Argentine biodiesel imports continued at record levels through most of August when the preliminary trade duties were imposed. Assuming that the federal government follows past practice and retroactively reinstates the BTC for 2017, we estimate that our Adjusted EBITDA for business conducted in first nine months of 2017 will be approximately $172 million, already surpassing our goal for the year of $150 million, so we believe that we are on track for a record year."
Howard continued, "We are continuing our effort to optimize our operations and make progress on our growth initiatives around renewable diesel.  Recent developments in the trade case and renewable volume obligations are positive and we look forward to further clarity in the fourth quarter on retroactive reinstatement of the BTC and possible reform to a domestic production incentive."

Third Quarter 2017 Highlights
All figures refer to the quarter ending September 30, 2017, unless otherwise noted. All comparisons are to the quarter ended September 30, 2016 unless otherwise noted.
The Company produced 120.3 million gallons of biomass-based diesel during the quarter, a 4.8% increase. REG sold a total of 151.5 million gallons of fuel, a decrease of 7.1% primarily due to fewer sales of third party product and lower volume from Germany. The average price per gallon of biomass-based diesel sold increased by 2.2% to $3.21 as a result of increases in the price of ultra-low sulfur diesel and RIN prices, offset by the lapse of the BTC on January 1, 2017 and the impact of imported gallons.
Revenues were $627.0 million, an increase of 0.4%. The Company experienced higher sales of separated RINs and a 2.2% increase in the average sales price per gallon, offset by the lapse of the BTC and fewer gallons sold.
On January 1, 2017, the BTC lapsed as it has several times in the past. Each time it lapsed, Congress has reinstated it retroactively. As a result of this history, the Company and many other industry participants have adopted contractual arrangements with customers specifying the allocation and sharing of a retroactively reinstated incentive. The Company estimates that if the BTC, or a similar domestic production incentive, is retroactively reinstated for 2017 on the same terms as in 2016, REG's net income and Adjusted EBITDA for business conducted in the quarter ended September 30, 2017 would increase by approximately $55 million. For the first nine months of 2017, the increase in net income and Adjusted EBITDA from a retroactive reinstatement is estimated to be $153 million.
Gross profit was $14.8 million, or 2.4% of revenues, compared to gross profit of $47.3 million, or 7.6% of revenues. Gross profit as a percentage of revenue decreased due to the lapse of the BTC, risk management losses of $25 million and the impact from increased imported gallons, offset by improved gross profit from sales of separated RINs.
Net loss attributable to common stockholders was $11.4 million, or $0.29 per share on a fully diluted basis. This compares to net income of $22.9 million, or $0.59 per share on a fully diluted basis.
At September 30, 2017, REG had cash and cash equivalents of $112.2 million, an increase of $24.7 million from the prior period end.
At September 30, 2017, accounts receivable were $87.7 million, or 13 days of sales. Accounts receivable at June 30, 2017 were $66.9 million. Inventory was $125.5 million at September 30, 2017, or 18 days of sales, a decrease of $9.5 million from the prior quarter end. Accounts payable were $80.4 million and $74.8 million at September 30, 2017 and June 30, 2017, respectively.
The table below summarizes REG’s results for the third quarter of 2017.
REG Q3 2017 and Q3 2016 Revenues, Net Income (Loss) and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q3 2017	Q3 2016	Y/Y Change
Gallons sold	151,521	163,133	(7.1)%
Average selling price per gallon	$3.21	$3.14	2.2%
Total revenues	$626,983	$624,640	0.4%
Net income (loss) attributable to common stockholders	$(11,373)	$22,929	N/M
Adjusted EBITDA	$(1,540)	$31,624	N/M
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure.

Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income (loss):

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
(In thousands)
Net income (loss)	$(11,373)	$23,505	$(62,096)	$24,331
Adjustments:
Income tax (benefit) expense	(115)	(1,203)	2,919	821
Interest expense	4,725	4,487	13,740	11,536
Depreciation	8,639	7,949	25,585	23,447
Amortization	307	(129)	583	(403)
EBITDA	$2,183	$34,609	$(19,269)	$59,732
Gain on involuntary conversion	(942)	(3,470)	(942)	(8,010)
Change in fair value of convertible debt conversion liability	(8,560)	(3,013)	24,158	(16,455)
Change in fair value of contingent liability	1,433	1,124	1,998	4,680
Other (income) expense, net	(12)	314	278	(1,894)
Impairment of assets	—	—	1,341	—
Loss on the Geismar lease termination	—	—	3,967	—
Straight-line lease expense	(85)	(73)	(202)	(247)
Executive severance	2,420	—	2,420	—
Non-cash stock compensation	2,023	2,133	5,019	4,067
Adjusted EBITDA	$(1,540)	$31,624	$18,768	$41,873
Estimated retroactive BTC net benefit	55,000	—	153,000	—
Adjusted EBITDA with retroactive BTC net benefit	$53,460	$31,624	$171,768	$41,873
Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the possible retroactive reinstatement of the BTC, the estimated benefits to net income and adjusted EBITDA if the BTC is retroactively reinstated and our efforts to optimize our operations and achieve our growth initiatives. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production, including that the BTC may not be retroactively reinstated for 2017 or that it may be reinstated on less favorable terms; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable diesel consistently or profitably; and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended June 30, 2017 and other reports subsequently filed with the SEC. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
REVENUES:
Biomass-based diesel sales	$504,016	$419,093	$1,303,681	$1,032,093
Separated RIN sales	120,389	104,646	245,062	191,201
Biomass-based diesel government incentives	741	100,336	28,503	255,890
	625,146	624,075	1,577,246	1,479,184
Other revenue	1,837	565	3,733	1,627
	626,983	624,640	1,580,979	1,480,811
COSTS OF GOODS SOLD:
Biomass-based diesel	505,871	456,441	1,328,129	1,178,227
Separated RINs	105,131	119,515	185,978	211,654
Other costs of goods sold	1,186	1,336	3,340	1,334
Impairment of long-lived assets	—	—	1,341	—
	612,188	577,292	1,518,788	1,391,215
GROSS PROFIT	14,795	47,348	62,191	89,596
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,880	20,799	71,599	61,426
RESEARCH AND DEVELOPMENT EXPENSE	3,759	4,805	10,537	13,158
INCOME (LOSS) FROM OPERATIONS	(14,844)	21,744	(19,945)	15,012
OTHER INCOME (EXPENSE), NET	3,356	558	(39,232)	10,140
INCOME (LOSS) BEFORE INCOME TAXES	(11,488)	22,302	(59,177)	25,152
INCOME TAX BENEFIT (EXPENSE)	115	1,203	(2,919)	(821)
NET INCOME (LOSS)	$(11,373)	$23,505	$(62,096)	$24,331
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(11,373)	$22,929	$(62,096)	$23,668
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.29)	$0.59	$(1.61)	$0.57
DILUTED	$(0.29)	$0.59	$(1.61)	$0.57
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	38,772,434	38,744,878	38,684,412	41,673,223
DILUTED	38,772,434	38,751,706	38,684,412	41,678,988

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016
(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$112,242	$116,210
Accounts receivable, net	87,723	164,949
Inventories	125,507	145,408
Prepaid expenses and other assets	65,914	36,272
Total current assets	391,386	462,839
Property, plant and equipment, net	621,165	599,474
Goodwill	16,080	16,080
Intangible assets, net	27,714	29,470
Investments	13,101	12,110
Other assets	9,227	12,630
Restricted cash	—	4,000
TOTAL ASSETS	$1,078,673	$1,136,603
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$92,579	$52,844
Current maturities of long-term debt	10,640	15,402
Accounts payable	80,360	99,137
Accrued expenses and other liabilities	44,126	38,916
Deferred revenue	221	27,246
Total current liabilities	227,926	233,545
Unfavorable lease obligation	3,670	15,515
Deferred income taxes	22,568	20,279
Long-term contingent consideration for acquisitions	12,471	28,931
Convertible debt conversion liability	51,258	27,100
Long-term debt (net of debt issuance costs of $5,694 and $6,286, respectively)	202,789	196,203
Other liabilities	4,520	4,856
Total liabilities	525,202	526,429
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	553,471	610,174
TOTAL LIABILITIES AND EQUITY	$1,078,673	$1,136,603